Exhibit 99.4

Special Committee of the Board of Directors
TSR, Inc.
400 Oser Avenue
Suite 150
Hauppauge, New York 11788

November 19, 2018

QAR Industries, Inc.

101 SE 25th Ave.

Mineral Wells, Texas 76067

Attention:	Robert Fitzgerald President

Dear Mr. Fitzgerald:

QAR, Industries’ non-binding offer letter dated November 14, 2018 was delivered to and received by TSR, Inc. on November 16 and immediately distributed to all of TSR’s directors. The term sheet signed by QAR, LLC and attached to the offer letter (together, the “Offer”) provides that it would be considered void if not executed by TSR prior to the close of business on November 19, and that such execution would constitute a representation that TSR has obtained its board’s approval for the due authorization, execution and delivery by TSR.

By any reasonable standard, it would not be possible for the directors to satisfy their fiduciary responsibilities to our stockholders by seeking to evaluate against other strategic alternatives an offer for the acquisition of the Company and to arrive at a decision within one business day. Nevertheless, the Offer is being evaluated carefully in good faith by TSR’s Special Committee as well as by the full Board of Directors. It is the intention of the directors to complete their evaluation and respond to the Offer in as expeditious a manner as possible. In doing so, please note that we will consider the possible applicability to the Offer of Section 203 of the Delaware General Corporation Law and any other relevant issues.

Very truly yours,

/s/ Ira D. Cohen
Ira D. Cohen
Chairman of the Special Committee